Exhibit 10.1

Execution Version

AMENDMENT NUMBER ONE

TO FINANCING AGREEMENT AND WAIVER

This AMENDMENT NUMBER ONE TO FINANCING AGREEMENT AND WAIVER (this “Amendment”) is entered into as of March 20, 2007, by and among PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Borrower”), the lenders party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) with reference to the following:

WHEREAS, the Borrower, each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the Lenders, and the Agents are parties to that certain Amended and Restated Financing Agreement, dated as of August 4, 2006 (as amended, restated, supplemented, or otherwise modified from time to time, the “Financing Agreement”);

WHEREAS, the Borrower has requested that the Agents and Lenders waive the Events of Default (the “Designated Events of Default”) that have arisen as a result of:

1. the Borrower’s failure to comply with Section 7.03(a) of the Financing Agreement by permitting the ratio of (i) Consolidated Senior Indebtedness of the Borrower and its Subsidiaries as of the last day of the fiscal quarter ending December 31, 2006 to (ii) Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of the last day of such fiscal quarter to be greater than 2.50:1.00;

2. the Borrower’s failure to comply with Section 7.03(b) of the Financing Agreement by permitting the ratio of (i) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of the last day of the fiscal quarter ending December 31, 2006 to (ii) Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of the last day of such fiscal quarter to be greater than 10.00:1.00;

3. the Borrower’s failure to comply with Section 7.03(c) of the Financing Agreement by permitting the Adjusted Pro Forma EBITDA for the period from July 1, 2006 through December 31, 2006 to be less than $3,750,000;

4. the Borrower’s failure to comply with Section 7.03(e) of the Financing Agreement by permitting the ratio of (i) Adjusted Pro Forma EBITDA of Borrower and its Subsidiaries for the period from July 1, 2006 through December 31, 2006 to (ii) Consolidated Net Interest Expense of the Borrower and its Subsidiaries for such period to be less than 1.00:1.00; and

5. the Loan Parties’ failure to comply with the covenant set forth in Section 5.03(c) of the Financing Agreement by not delivering to the Collateral Agent or a custodian appointed by the Collateral Agent, within 5 Business Days after the Borrower obtained the necessary consents and approvals set forth in Section 5.03(b) of the Financing Agreement, the original stock certificates representing all of the stock of the Gaming Subsidiaries, accompanied by undated stock powers executed in blank.

WHEREAS, the Borrower has requested that the Agents and Lenders make certain amendments to the Financing Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the Agents and Lenders are willing to accommodate the Borrower’s requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement, as amended hereby.

2. Amendments to Financing Agreement.

(a) Section 1.01 of the Financing Agreement is hereby amended by amending and restating the following definition in its entirety:

““Applicable Margin Leverage Ratio” means Consolidated Senior Indebtedness of Borrower and its Subsidiaries as of any date to Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of such date.”

(b) Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions in proper alphabetical order:

““Applicable LIBOR Rate Margin” means, as of any date of determination, the following margins based upon the Borrower’s most recent Applicable Margin Leverage Ratio calculation; provided, however, that at any time that a Default or an Event of Default has occurred until the first day of the first fiscal quarter following the date on which such Default or Event of Default is no longer continuing, the Applicable LIBOR Rate Margin shall be at the margin in the row styled “Level I”:”

Level	Applicable Margin Leverage Ratio	Applicable LIBOR Rate Margin
I	Greater than or equal to 4.50:1.00	6.50%

II	Less than 4:50:1.00 but greater than or equal to 3.50:1.00	6.00%

III	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	5.50%

IV	Less than 3.00:1.00 but greater than or equal to 2.00:1.00	5.00%

V	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	4.50%

VI	Less than 1.50:1.00	4.00%

Except as set forth in the foregoing proviso, the Applicable LIBOR Rate Margin shall be based upon the most recent calculation of the Applicable Margin Leverage Ratio for the Borrower, which will be calculated as of the end of each fiscal quarter. Except as set forth in the initial proviso in this definition, the Applicable LIBOR Rate Margin shall be re-determined quarterly on the first day of the fiscal quarter following the date of delivery to Agents of the certified calculation of the Applicable Margin Leverage Ratio pursuant to Section 7.01(a); provided, however, that if the Borrower fails to provide such certification when such certification is due, the Applicable LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information contained in any financial statement or certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable LIBOR Rate Margin for any period (an “Applicable LIBOR Rate Period”) than the Applicable LIBOR Rate Margin actually applied for such Applicable LIBOR Rate Period, then (i) the Borrower shall promptly (but in any event within 2 Business Days) deliver to the Agents a correct certificate for such Applicable LIBOR Rate Period, (ii) the Applicable LIBOR Rate Margin shall be determined as if the corrected higher Applicable LIBOR Rate Margin were applicable for such Applicable LIBOR Rate Period, and (iii) the Borrower shall promptly (but in any event within 2 Business Days) deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable LIBOR Rate Margin for such Applicable LIBOR Rate Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.”

““Applicable Reference Rate Margin” means, as of any date of determination, the following margins based upon the Borrower’s most recent

Applicable Margin Leverage Ratio calculation; provided, however, that at any time that a Default or an Event of Default has occurred until the first day of the first fiscal quarter following the date on which such Default or Event of Default is no longer continuing, the Applicable Reference Rate Margin shall be at the margin in the row styled “Level I”:

Level	Applicable Margin Leverage Ratio	Applicable Reference Rate Margin
I	Greater than or equal to 4.50:1.00	3.50%

II	Less than 4:50:1.00 but greater than or equal to 3.50:1.00	3.00%

III	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	2.50%

IV	Less than 3.00:1.00 but greater than or equal to 2.00:1.00	2.00%

V	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.50%

VI	Less than 1.50:1.00	1.00%

Except as set forth in the foregoing proviso, the Applicable Reference Rate Margin shall be based upon the most recent calculation of the Applicable Margin Leverage Ratio for the Borrower, which will be calculated as of the end of each fiscal quarter. Except as set forth in the initial proviso in this definition, the Applicable Reference Rate Margin shall be re-determined quarterly on the first day of the fiscal quarter following the date of delivery to Agents of the certified calculation of the Applicable Margin Leverage Ratio pursuant to Section 7.01(a); provided, however, that if the Borrower fails to provide such certification when such certification is due, the Applicable Reference Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Reference Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information contained in any financial statement or certificate delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Reference Rate Margin for any period (an “Applicable Reference Rate Period”) than the Applicable Reference Rate Margin actually applied for such Applicable Reference Rate Period, then (i) the Borrower shall promptly (but in any event within 2 Business Days) deliver to the Agents a correct certificate for such Applicable Reference Rate Period, (ii) the Applicable Reference Rate Margin shall be determined as if the corrected higher Applicable Reference Rate Margin were applicable for such Applicable Reference Rate Period, and (iii) the Borrower shall promptly (but in any event within 2 Business Days) deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable Reference Rate Margin for such Applicable Reference Rate Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.”

(c) Section 2.04(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Revolving Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Applicable Reference Rate Margin.”

(d) Section 7.03(a) of the Financing Agreement is hereby amended by (i) deleting the last proviso contained therein, and (ii) deleting the following row from the table contained therein:

“March 31, 2007	3.25”

(e) Section 7.03(b) of the Financing Agreement is hereby amended by (i) deleting the last proviso contained therein, and (ii) deleting the following row from the table contained therein:

“March 31, 2007	12.00”

(f) Section 7.03(c) of the Financing Agreement is hereby amended by replacing the following row:

“July 1, 2006 through March 31, 2007:	$4,100,000”

with the following:

“January 1, 2007 through March 31, 2007:	$0”.

(g) Section 7.03(e) of the Financing Agreement is hereby amended by deleting the following row from the table contained therein:

“July 1, 2006 through March 31, 2007:	0.75”.

3. Waiver of Designated Events Of Default.

(a) The Agents and Lenders hereby waive the Designated Events of Default and enforcement of their rights and remedies against the Borrower arising from the Designated Events of Default.

(b) The waiver set forth in Section 3(a) above shall be effective only for the specific defaults comprising the Designated Events of Default, and in no event shall such waiver be deemed to be a waiver of enforcement of any of the Agents’ or Lenders’ rights or remedies with respect to any other Defaults or Events of Default now existing or hereafter arising. Nothing contained in this Amendment nor any communications between any Loan Party and any Agent or any Lender shall be a waiver of any rights or remedies that any Agent or any Lender has or may have against any Loan Party, except as specifically provided in Section 3(a). Except as specifically provided in Section 3(a), each Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Loan Parties under the Financing Agreement and the other Loan Documents. Without limiting the generality of the foregoing, the Agents and Lenders hereby specifically and expressly reserve all of their remedies, powers, rights, and privileges under the Financing Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.01 of the Financing Agreement with respect to any Default or Event of Default now existing or hereafter arising from the judgment entered against the Borrower and Progressive Games, Inc. on February 21, 2007 in the case captioned Derek Webb et al. v. Mikohn Gaming Corporation and Progressive Games, Inc., case no. 02-CV-1838 WS (S.D. MS) (the “Webb Judgment”) or matters related thereto. Please be advised that the Agents and Lenders do not have any obligation to forbear from enforcing their rights and remedies with respect to any Default or Event of Default now existing or hereafter arising from the Webb Judgment or matters related thereto. Any waiver or forbearance must be in writing and agreed to by the Agents and Lenders.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) The Collateral Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) The Collateral Agent shall have received the reaffirmation and consent of each Guarantor attached hereto as Exhibit A, duly executed and delivered by each Guarantor;

(c) After giving effect to this Amendment, the representations and warranties herein and in the Financing Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrower, any Agent, or any Lender.

(f) The Collateral Agent shall have received an amendment and waiver fee in the amount of $225,000, which amendment and waiver fee shall be fully earned, non-refundable and due and payable on the date hereof.

(g) The Borrower shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04 of the Financing Agreement.

5. Condition Subsequent to Amendment. The satisfaction of each of the following shall constitute conditions subsequent to the effectiveness of this Amendment and each and every provision hereof (it being understood that the failure to so perform any of such conditions subsequent shall constitute an immediate Event of Default):

(a) On or before March 31, 2007, the Borrower shall deliver to the Collateral Agent or a custodian appointed by the Collateral Agent, the original stock certificates representing all of the Capital Stock of the Gaming Subsidiaries, accompanied by undated stock powers executed in blank.

(b) On or before March 31, 2007, the Borrower shall deliver to the Collateral Agent or a custodian appointed by the Collateral Agent, the original stock certificates representing (i) 65% of the Capital Stock of Mikohn Australasia, and (ii) 65% of the Capital Stock of the UK Guarantor, in each case accompanied by undated stock powers executed in blank.

6. Representations and Warranties. The Borrower represents and warrants to the Agents and Lenders that (a) the execution, delivery, and performance of this Amendment and of the Financing Agreement, as amended hereby, (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) are not in contravention of any law applicable to it or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Financing Agreement, as amended hereby, are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws; (c) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied; and (d) the Borrower is not in violation of its organizational documents or any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except where such violation could not reasonably be expected to have a Material Adverse Effect.

7. Advice of Counsel. The Borrower has had advice of independent counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has had this Amendment fully explained to it to its satisfaction.

8. [Intentionally Omitted].

9. Release by the Loan Parties. Effective on the date hereof, each Loan Party hereby waives, releases, remises and forever discharges each Agent and each Lender, each of their respective Affiliates and Related Funds, and each of the officers, directors, employees, and agents of each Lender, each Agent and their respective Affiliates and Related Funds (collectively, the “Releasees”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which each Loan Party ever had from the beginning of the world through the date of this Amendment, or now has against any such Releasee which relates, directly or indirectly to the Financing Agreement, any other Loan Document, or to any acts or omissions of any such Releasee, except for the duties and obligations set forth in this Amendment. As to each and every claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

10. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

11. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

12. Effect on Loan Documents.

(a) The Financing Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of any Agent or any Lender under the Financing Agreement or any other Loan Document. The modifications herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent to any matter under the Loan Documents.

(b) To the extent that any such Loan Document purports to assign or pledge to the Collateral Agent or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the Obligations from time to time existing in respect of the Financing Agreement immediately prior to the date hereof, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

(c) Upon and after the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement, and each reference in the other Loan Documents to “the Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement, shall mean and be a reference to the Financing Agreement as modified and amended hereby.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Financing Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Financing Agreement as modified or amended hereby.

(e) This Amendment is a Loan Document.

13. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	EVP, CFO and Treasurer

ABLECO FINANCE LLC, a Delaware limited liability company, as the Administrative Agent, the Collateral Agent, and on behalf of itself and its affiliate assigns, as Lenders

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	Senior Vice President

Exhibit A

REAFFIRMATION AND CONSENT

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Amended and Restated Financing Agreement, dated as of August 4, 2006, by and among PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) or in Amendment Number One to Financing Agreement and Waiver, dated as of March 20, 2007 (the “Amendment”) among the Borrower, the Lenders, and the Agents. The undersigned each hereby (a) represents and warrants to the Agents and the Lenders that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the amendment of the Financing Agreement as set forth in the Amendment and any waivers granted therein, including, without limitation, the release granted in Section 9 thereof; (c) acknowledges and reaffirms its obligations owing to the Agents and the Lenders under any Loan Documents to which it is a party; and (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Although the undersigned each has been informed of the matters set forth herein and has acknowledged and agreed to same, they each understand that neither any Agent nor any Lender has any obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have each caused this Reaffirmation and Consent to be executed as of the date of the Amendment.

MIKOHN NEVADA, a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

MGC, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

MIKOHN INTERNATIONAL, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

PROGRESSIVE GAMES, INC., a Delaware corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

PRIMELINE GAMING TECHNOLOGIES, INC., a California corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

GAMES OF NEVADA, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer